Computation of Average Number of Common Shares Outstanding



                                                  Actual              Average
                                                Outstanding          Outstanding
                                                  Shares              Shares(a)
                                                  ------              ---------

         March 31, 1999 Beginning Balance         3,410,737            3,410,737

                  Shares issued                     871,090              799,519
                                                    -------              -------

                  Ending balance                  4,281,827            4,210,256


         (a)      Based upon the number of days outstanding during the year.